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                                                                    EXHIBIT 99.1

                                  Press Release

                     Pinnacle Airlines releases July Traffic


MEMPHIS TENN. (AUGUST 3, 2005) Pinnacle Airlines, Corp. (NASDAQ: PNCL) released its passenger and traffic levels for July 2005 today.

For July, Pinnacle flew 530.6 million Available Seat Miles (ASMs), an increase of 41.1% over July 2004 levels. Revenue Passenger Miles (RPMs) expanded 43.6% to
414.9 million. Passenger Load Factor was 78.2%. Pinnacle transported 769,638 Customers during the month, 24% more than the same period last year.

During July, Pinnacle operated 39,581 block hours and completed 22,293 cycles, increases of 37.7% and 24.1% over July 2004 levels, respectively. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of two new Canadair Regional Jets during the calendar month of July bringing its total fleet to 139 CRJs on July 31, 2005.


                                              JULY 2005 TRAFFIC
                                2005                 2004                 CHANGE
ASMs (000)                    530,649               376,103               41.1%
RPMs (000)                    414,862               288,875               43.6%
Load Factor                      78.2%                 76.8%               1.4 pts
Passengers                    769,638               620,440               24.0%

Block Hours                    39,581               28,736                37.7%
Cycles                         22,293               17,970                24.1%

                                             YEAR-TO-DATE TRAFFIC
                                2005                 2004                 CHANGE
ASMs (000)                   3,301,630             2,183,750              51.2%
RPMs (000)                   2,319,414             1,527,952              51.8%
Load Factor                       70.3%                 70.0%              0.3 pts
Passengers                   4,549,173             3,467,647              31.2%

Block Hours                   250,025               169,171               47.8%
Cycles                        143,387               108,502               32.2%

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Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,600 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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